Exhibit 5.1

[LETTERHEAD OF CONYERS DILL & PEARMAN LIMITED]

23 December 2010

Textainer Group Holdings Limited Century House 16 Par-La-Ville Road Hamilton HM 08 Bermuda	Matter No.: 318134 Doc Ref: corpdocs.354171 441-299-4933 david.cooke@conyersdill.com

Dear Sirs

Textainer Group Holdings Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) on 23 December 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an additional 1,468,500 common shares, par value US$0.01 per share (the “Common Shares”), issuable pursuant to the Textainer Group Holdings Limited 2007 Share Incentive Plan, as amended (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 15 December 2010, minutes of meetings of the members of the Company held on 4 September, 2007 and 19 May 2010, unanimous written resolutions of the board of directors of the Company dated 9 August 2007 and 8 April 2010 and minutes of a meeting of the board of directors of the Company held on 28 August 2007 (together, the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of the State of California of the Plan in accordance with its terms; (g) that there is no provision of any Award Agreement (as defined in the Plan) which would have any implication in relation to the opinions expressed herein; (h) that, upon the issue of any Common Shares, the Company will receive or will have received consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (j) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (k) that the Company’s shares will remain listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Common Shares given by the Bermuda Monetary Authority dated 13 August, 2007 will not have been revoked or amended at the time of issuance of any Common Shares.

We express no opinion with respect to the issuance of Common Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Common Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN LIMITED